As filed with the Securities and Exchange Commission on February __, 1996
                                            Registration No. 33-
==========================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                             ----------------

                                 FORM S-3
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                             ----------------

                          CMS ENERGY CORPORATION
          (Exact name of registrant as specified in its charter)
              Michigan                                    38-2726431
  (State or other jurisdiction of           (I.R.S. Employer
  incorporation or organization)            Identification No.)

                     Fairlane Plaza South, Suite 1100
                           330 Town Center Drive
                         Dearborn, Michigan 48126
                              (313) 436-9261
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------

                              Alan M. Wright
             Senior Vice President and Chief Financial Officer
                     Fairlane Plaza South, Suite 1100
                           330 Town Center Drive
                         Dearborn, Michigan 48126
                               313-436-9560
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)
                             ----------------

       It is respectfully requested that the Commission send copies of all notices, orders and communications to:

       Denise M. Sturdy, Esq.               Catherine C. Hood, Esq.
       CMS Energy Corporation               Reid & Priest LLP
       330 Town Center Drive                40 West 57th Street
       Dearborn, MI  48126                  New York, NY 10019
                             ----------------

       Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of the Registration Statement as determined by market conditions and other factors.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
                                    X
                                    --
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering.   __

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

       If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.   __

                                            CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                     Proposed maximum   Proposed maximum      Amount of
Title of each class of                  Amount being  offering price   aggregate offering   registration
securities to be registered              registered     per unit(1)        price(1)              fee
-----------------------------------------------------------------------------------------------------------------------
General Term Notes (registered
 trademark), Series B . . . . . . . . . $125,000,000           100%         $125,000,000      $43,103.45
=======================================================================================================================

(1)    Estimated solely for the purpose of calculating the registration fee.


       The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

Preliminary Prospectus Dated February 28, 1996
(Subject to Completion)

                               $125,000,000
                          CMS ENERGY CORPORATION
            GENERAL TERM NOTES (registered trademark), Series B
                             ----------------
             Due from 9 Months to 25 Years from date of issue
                             ----------------
       CMS Energy Corporation (the "Company" or "CMS Energy") may offer from time to time up to $125,000,000 aggregate principal amount of its General Term Notes (registered trademark), Series B (the "Notes"). Each Note will bear interest at a fixed rate payable monthly, quarterly or semi-annually and will mature on a date from 9 months to 25 years from the date of issue. The interest rate, issue price, stated maturity, interest payment dates and certain other terms (including a Survivor's Option, if applicable) with respect to each Note will be established at the time of issuance and set forth in a pricing supplement to this Prospectus (a "Pricing Supplement").
If provided in the applicable Pricing Supplement with respect to any Note, such Note will be subject to redemption prior to its stated maturity by the Company, in whole or in part, at redemption prices declining from a specified premium, if any, to par, together with accrued interest to the date of redemption. Notes will be issued only in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. The Notes will be unsecured debt securities of the Company. See "Description of General Term Notes (registered trademark)."

       In the case of a Note that provides for monthly interest payments, interest will be payable, in arrears, on the fifteenth day of each calendar month; provided however, that in the event such Note is issued between the first and fifteenth day of a calendar month, interest otherwise payable on the fifteenth day of such calendar month will be payable on the fifteenth day of the next succeeding calendar month. In the case of a Note that provides for quarterly or semi-annual interest payments, interest will be payable, in arrears, commencing on the day that is either three months or six months, as appropriate, from (i) the day on which such Note is issued, if such Note is issued on the fifteenth day of a calendar month, or (ii) the fifteenth day of the calendar month prior to the calendar month in which such Note is issued, if such Note is issued prior to the fifteenth day of a calendar month, or (iii) the fifteenth day of the calendar month in which such Note is issued, if such Note is issued after the fifteenth day of a calendar month.

       Each Note initially will be issued in book-entry form and will be represented only by a global certificate (a "Global Note") registered in the name of the nominee of The Depository Trust Company (as Depository). A beneficial interest in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. A beneficial interest in a Global Note will not be represented by Notes in definitive form except under the limited circumstances described herein. See "Description of General Term Notes (registered trademark) -- Book-Entry System" and "-- Certificated Notes."

                THESE SECURITIES HAVE NOT BEEN APPROVED OR
                DISAPPROVED BY THE SECURITIES AND EXCHANGE
               COMMISSION OR ANY STATE SECURITIES COMMISSION
              NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON
               THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                   ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.
===========================================================================
                  Price to     Agent's Discount        Proceeds to
                  Public(1)    or Commission(2)       Company(2)(3)
---------------------------------------------------------------------------
Per Note  . .        100%       Not to exceed 4%    Not less than 96%
---------------------------------------------------------------------------
Total . . . .    $125,000,000   Not to exceed        Not less than
                                 $5,000,000           $120,000,000
===========================================================================

(1) Unless otherwise specified in the applicable Pricing Supplement, the price to the public for each Note will be equal to 100% of the principal amount thereof. See "Plan of Distribution."
(2) The Company will pay J. W. Korth & Company and such other agent(s) as the Company may select from time to time (each an "Agent", and collectively, the "Agents") an underwriting discount or commission, not to exceed 4% of the principal amount of any Note, which discount or commission will be disclosed in the applicable Pricing Supplement for the Note, depending upon the maturity of the Note. The names of any additional Agents will be disclosed in a supplement to this Prospectus. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make in respect thereof. See "Plan of Distribution."
(3) Before deducting expenses payable by the Company estimated at $185,000.

                             ----------------

       Offers to purchase the Notes are being solicited from time to time by the Agents on behalf of the Company. Each Agent has agreed to use its reasonable best efforts to solicit purchases of the Notes. Following such solicitation, Notes will be sold through one or more of the Agents, acting as principals. The Notes are offered, subject to prior sale, when, as, and if issued to and accepted by the Agents, and subject to the right of the Company and each Agent to reject any order in whole or in part and to withdraw, cancel or modify the offer made hereby without notice. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus will be sold or that there will be a secondary market for the Notes. See "Plan of Distribution."

                             ----------------

                           J. W. Korth & Company

                             ----------------
             The date of this Prospectus is            , 1996.

--------------------
(registered trademark) Registered Servicemark of J. W. Korth & Company.

IN CONNECTION WITH THIS OFFERING, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             ----------------

       No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any Pricing Supplement, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by CMS Energy or any underwriter, dealer or agent. This Prospectus and any Pricing Supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus or any Pricing Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained or incorporated herein or therein is correct as of any time subsequent to the date of such information.

                             ----------------

                           AVAILABLE INFORMATION

       CMS Energy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison, 14th Floor, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The outstanding Common Stock of CMS Energy is listed on the New York Stock Exchange and reports, proxy statements and other information concerning CMS Energy may also be inspected and copied at the offices of such exchange at 20 Broad Street, New York, New York 10005.

                             ----------------


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed by CMS Energy with the Commission (File No. 1-9513) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

       (1) CMS Energy's Annual Report on Form 10-K for the year ended December 31, 1994; and

       (2) CMS Energy's Quarterly Report on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

       (3) CMS Energy's Current Reports on Forms 8-K dated January 10, 1995, February 2, 1995, September 11, 1995, and February 23, 1996 (which contains audited financial statements for the fiscal year 1995 and Management's Discussion and Analysis of Financial Condition and Results of Operations).

       All documents subsequently filed by CMS Energy pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

       Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       CMS Energy undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to CMS Energy Corporation at its principal executive offices located at Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126, Attention: Office of the Secretary, telephone: (313) 436-9200.

       Certain information contained in this Prospectus summarizes, is based upon, or refers to information and financial statements contained in one or more Incorporated Documents; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

                             ----------------

                             TABLE OF CONTENTS


                           Page                             Page

Available Information . . .  2   Ratio Of Earnings to
Incorporation of Certain            Fixed Charges . . . . . .  9
   Documents by Reference .  2   Description of General
Prospectus Summary. . . . .  4      Term Notes (registered
The Company . . . . . . . .  8      trademark). . . . . . . .  9
Use of Proceeds . . . . . .  8   Plan of Distribution . . . . 26
                                 Legal Opinions . . . . . . . 27
                                 Experts. . . . . . . . . . . 27


                             ----------------

                            PROSPECTUS SUMMARY

       The following summary information is qualified in its entirety by, and should be read in conjunction with, the information appearing elsewhere in this Prospectus and the Incorporated Documents.


                                THE COMPANY

       CMS Energy, incorporated in 1987, is the parent holding company of Consumers Power Company ("Consumers") and CMS Enterprises Company ("Enterprises"). Consumers, a combination electric and gas utility company serving Michigan's Lower Peninsula, is CMS Energy's largest subsidiary. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest of which is the automotive industry. Enterprises is engaged in several non-utility energy-related businesses including: (i) oil and gas exploration and production,
(ii) development and operation of independent power production facilities,
(iii) gas marketing services to utility, commercial and industrial customers and (iv) transmission and storage of natural gas.

       CMS Energy conducts its principal operations through the following five business segments: (i) electric utility operations; (ii) natural gas utility operations; (iii) gas transmission, storage and marketing; (iv) oil and gas exploration and production operations; and (v) independent power production. Consumers or Consumers' subsidiaries are engaged in two segments: electric operations and gas operations. Consumers' electric and gas businesses are principally regulated utility operations.

       CMS Energy's 1995 consolidated operating revenue was $3,890 million. This consolidated operating revenue was derived from Consumers' sales of electric energy (approximately 59% or $2,277 million), Consumers' gas operations (approximately 31% or $1,195 million), gas transmission, storage and marketing (approximately 5% or $196 million), oil and gas exploration and production activities (approximately 3% or $108 million) and independent power production activities (approximately 2% or $96 million). Consumers' consolidated operations in the electric and gas utility businesses account for the major share of CMS Energy's total assets, revenue and income.
CMS Energy's share of 1995 unconsolidated non-utility independent power production revenue was $497 million.

       Consumers is a public utility serving almost six million of Michigan's nine million residents in all of the 68 counties in Michigan's Lower Peninsula. Industries in Consumers' service area include automotive, metal, chemical, food and wood products and a diversified group of other industries. Consumers' rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission and the Federal Energy Regulatory Commission.

                           THE OFFERING

Securities Offered. . . . .   $125,000,000 aggregate principal
                              amount of General Term Notes
                              (registered trademark), Series B (the
                              "Notes").

Maturity Date . . . . . . .   The Notes will be offered at varying
                              maturities but in no event will any
                              Note mature earlier than nine months
                              from its date of issue or later than
                              25 years from its date of issue.  The
                              stated maturity of each Note will be
                              set forth in the applicable Pricing
                              Supplement.

Interest Rate . . . . . . .   The interest rate on each Note will be
                              a fixed rate established at the time
                              of issuance and set forth in the
                              applicable Pricing Supplement.

Issue Price . . . . . . . .   The Issue Price with respect to each
                              Note will be 100% of the principal
                              amount, unless otherwise set forth in
                              the applicable Pricing Supplement.

Interest Payment Dates. . .   The interest payment dates with
                              respect to each Note will be set forth
                              in the applicable Pricing Supplement.
                              The Pricing Supplement also will state
                              whether interest on the related Note
                              will be payable monthly, quarterly or
                              semi-annually.  See "Description of
                              General Term Notes (registered
                              trademark) - Interest."

Repayment Upon Death. . . .   If the Pricing Supplement relating to
                              any Note provides that the holder of
                              such Note will have the option (the
                              "Survivor's Option") to elect
                              repayment of such Note prior to its
                              stated maturity in the event of the
                              death of the beneficial owner of such
                              Note, the Company will repay such Note
                              (or portion thereof) properly tendered
                              for repayment by or on behalf of the
                              person that has authority to act on
                              behalf of the deceased owner of the
                              beneficial interest in such Note at a
                              price equal to 100% of the principal
                              amount of the beneficial interest of
                              the deceased owner in such Note plus
                              accrued interest to the date of such
                              repayment, subject to an annual
                              aggregate limitation and an individual
                              holder limitation on the dollar amount
                              of Notes that will be repaid in any
                              year under the Survivor's Option.  See
                              "Description of General Term Notes
                              (registered trademark) - Repayment
                              Upon Death."

Redemption at Company's
Option. . . . . . . . . . .   If it is so provided in the Pricing
                              Supplement, the Notes will be
                              redeemable, in whole or in part in
                              increments of $1,000, at the option of
                              the Company, at any time after a
                              specified initial redemption date, on
                              notice given by the Company not more
                              than 60 nor less than 30 days prior to
                              the date of redemption, at redemption
                              prices declining over a specified
                              period from a specified premium, if
                              any, to par, together with accrued
                              interest to the date of redemption.
                              See "Description of General Term Notes
                              (registered trademark) - Redemption."

Purchase at the Option of
Holder after a Change in
Control . . . . . . . . . .   On a date no earlier than 60 days nor
                              later than 90 days (the "Change in
                              Control Purchase Date") after the date
                              on which the Company mails written
                              notice to the Holders of the Notes of
                              the occurrence of a Change in Control
                              at any time while the Notes are
                              outstanding, the Company will purchase
                              any Note, at the option of its Holder,
                              for a Change in Control Purchase Price
                              equal to 101% of the aggregate
                              outstanding principal amount of the
                              Notes to be repurchased plus accrued
                              interest thereon to the Change in
                              Control Purchase Date.  See
                              "Description of General Term Notes
                              (registered trademark) - Purchase of
                              Notes Upon Change in Control" for a
                              summary of these provisions and the
                              definition of "Change in Control."

Mandatory Sinking Fund. . .   None.

Ranking . . . . . . . . . .   The Notes will be unsecured debt
                              securities of the Company.  The Notes
                              will rank on a parity in right of
                              payment with all other unsecured and
                              unsubordinated indebtedness of the
                              Company.  As of December 31, 1995, the
                              Company had no secured indebtedness
                              outstanding.  However, the Company has
                              retained the right to pledge assets to
                              secure indebtedness in the future,
                              subject to certain limitations.  See
                              "Description of General Term Notes
                              (registered trademark) - Certain
                              Restrictive Covenants - Limitations on
                              Liens."

Certain Covenants . . . . .   So long as any of the Notes are
                              outstanding the Company has agreed to:
                              (a) limitations on the issuance or
                              incurrence of indebtedness by the
                              Company and certain of its
                              Subsidiaries (other than Consumers);
                              (b) limitations on the declaration or
                              payment of dividends on, or the
                              redemption, retirement or other
                              acquisition of, the capital stock of
                              the Company; (c) limitations on the
                              creation of liens or security
                              interests upon the stock of Consumers
                              and certain other Subsidiaries;
                              (d) limitations on transactions
                              between the Company and its
                              affiliates; and (e) limitations on
                              certain mergers, consolidations and
                              sales of assets.  See "Description of
                              General Term Notes (registered
                              trademark) -  Certain Restrictive
                              Covenants."

Use of Proceeds . . . . . .   The net proceeds of the sale of the
                              Notes will be used by the Company for
                              its general corporate purposes.  See
                              "Use of Proceeds."

Liquidity . . . . . . . . .   There is no active public trading
                              market for the Notes.  Any Agent may
                              make a market in the Notes, but no
                              Agent is obligated to do so and any
                              such market making so undertaken may
                              be discontinued without notice at any
                              time.  There can be no assurance as to
                              the liquidity of any market that may
                              develop for the Notes, the ability of
                              the Holders to sell their Notes, or
                              the price at which Holders would be
                              able to sell their Notes.  If a
                              trading market is not developed or is
                              not maintained,  Holders of the Notes
                              may experience difficulty in reselling
                              them or may be unable to sell them at
                              all.  If a market for the Notes
                              develops, they may trade at a discount
                              from their Issue Price.  Future
                              trading prices of the Notes will
                              depend on many factors, including
                              prevailing interest rates, the
                              Company's operating results, and the
                              market for similar securities.  The
                              Company does not intend to apply for
                              listing of the Notes on any securities
                              exchange.  Historically, and
                              particularly in recent periods, the
                              market for non-investment grade debt
                              has been subject to disruptions that
                              have caused substantial volatility in
                              the prices of securities.  There can
                              be no assurance that the market for
                              the Notes, if any, will not be subject
                              to similar disruptions.

                                THE COMPANY

       CMS Energy, incorporated in 1987, is the parent holding company of Consumers and Enterprises. Consumers, a combination electric and gas utility company serving Michigan's Lower Peninsula, is CMS Energy's largest subsidiary. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest of which is the automotive industry. Enterprises is engaged in several non-utility energy-related businesses including: (i) oil and gas exploration and production,
(ii) development and operation of independent power production facilities,
(iii) gas marketing services to utility, commercial and industrial customers and (iv) transmission and storage of natural gas.

       CMS Energy conducts its principal operations through the following five business segments: (i) electric utility operations; (ii) natural gas utility operations; (iii) gas transmission, storage and marketing; (iv) oil and gas exploration and production operations; and (v) independent power production. Consumers or Consumers' subsidiaries are engaged in two segments: electric operations and gas operations. Consumers' electric and gas businesses are principally regulated utility operations.

       CMS Energy's 1995 consolidated operating revenue was $3,890 million. This consolidated operating revenue was derived from Consumers' sales of electric energy (approximately 59% or $2,277 million), Consumers' gas operations (approximately 31% or $1,195 million), gas transmission, storage and marketing (approximately 5% or $196 million), oil and gas exploration and production activities (approximately 3% or $108 million) and independent power production activities (approximately 2% or $96 million). Consumers' consolidated operations in the electric and gas utility businesses account for the major share of CMS Energy's total assets, revenue and income.
CMS Energy's share of 1995 unconsolidated non-utility independent power production revenue was $497 million.

       Consumers is a public utility serving almost six million of Michigan's nine million residents in all of the 68 counties in Michigan's Lower Peninsula. Industries in Consumers' service area include automotive, metal, chemical, food and wood products and a diversified group of other industries. Consumers' rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission and the Federal Energy Regulatory Commission.

       The foregoing information concerning CMS Energy and its subsidiaries does not purport to be comprehensive. For additional information concerning CMS Energy and its subsidiaries' business and affairs, including their capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which those companies are subject, prospective purchasers should refer to the Incorporated Documents. See "Incorporation of Certain Documents by Reference" and "Available Information" above.

       The address of the principal executive officers of CMS Energy is 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126. Its telephone number is (313) 436-9200.


                              USE OF PROCEEDS

       The net proceeds from the sale of the Notes will be used by the Company for its general corporate purposes.

                    RATIO OF EARNINGS TO FIXED CHARGES

       The ratios of earnings to fixed charges for each of the years ended December 31, 1991 through 1995 are as follows:

                                          Year Ended December 31
                              1995    1994    1993    1992    1991
                                                       (1)   (2)(3)
Ratio of earnings to
   fixed charges. . . .       1.81    1.91    1.83      --     --
___________________

(1) For the year ended December 31, 1992, fixed charges exceeded earnings by $441 million. Earnings as defined include a $520 million pre-tax loss on the settlement of MCV Power Purchases, $(15) million for potential customer refunds and other reserves related to 1992 but recorded in 1991, and $6 million relating to CMS Generation Company's reduction in its investment in The Oxford Energy Company. The ratio of earnings to fixed charges would have been 1.30 excluding these amounts.

(2)    Excludes an extraordinary after-tax loss of $14 million.

(3) For the year ended December 31, 1991, fixed charges exceeded earnings by $356 million. Earnings as defined include pre-tax losses of $398 million for write-downs and reserve amounts related to Consumers' abandonment of the Midland nuclear plant, $76 million for potential customer refunds and other reserves, and $51 million relating to CMS Generation Company's reduction in its investment in The Oxford Energy Company. The ratio of earnings to fixed charges would have been 1.45 excluding these amounts.

       For the purpose of computing the ratio of earnings to fixed charges, earnings represent net income before income taxes, net interest charges and the estimated interest portion of lease rentals.


         DESCRIPTION OF GENERAL TERM NOTES (registered trademark)

     The Notes will be issued as a series of debt securities under an Indenture, dated as of January 15, 1994 (such Indenture as amended or supplemented from time to time by one or more supplemental indentures thereto, including a supplemental indenture relating to the Notes, being referred to herein as the "Indenture" and all debt securities hereafter issued under such Indenture being collectively referred to herein as "Securities"), between the Company and The Chase Manhattan Bank, National Association, as trustee (the "Trustee"). The Company is not limited by the Indenture as to the aggregate principal amount of Securities it may issue. The descriptions of the Notes and the Indenture in this Prospectus are brief summaries of the provisions contained in such documents and do not purport to be complete. The form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and reference is made thereto for the definitive provisions of such Indenture. The descriptions herein are qualified in their entirety by such reference. Certain capitalized terms used herein without definition shall have the meanings respectively set forth in the Indenture.

General

     The Notes will be offered pursuant to this Prospectus on a continuing basis. Each Note will mature from 9 months to 25 years from its date of issue. The Notes will be issued without coupons in registered form only and in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

     CMS Energy is a holding company and its assets consist primarily of investment in its subsidiaries. The Securities (including the Notes) will be obligations exclusively of the Company. The Company's ability to service its indebtedness, including the Securities, is dependent primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to the Company in the form of dividends, loans or advances, and repayment of loans and advances from the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Securities or to make any funds available therefor, whether by dividends, loans or other payments.

     A substantial portion of the consolidated liabilities of the Company have been incurred by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Securities, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary (in which case the claims of the Company would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by CMS Energy). As of December 31, 1995, the Company's subsidiaries had total indebtedness for borrowed money (excluding intercompany indebtedness) of approximately $2,606 million.

     The Notes rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. As of December 31, 1995, the Company had no secured indebtedness outstanding. However, the Company has retained the right to secure indebtedness, subject to certain limitations. See "Certain Restrictive Covenants -- Limitation on Liens".

     Notes will be represented by a Global Note registered in the name of the nominee of the Depository, except under the limited circumstances described below under "Certificated Notes." A single Global Note will represent all Notes issued on the same day and having the same terms, including, but not limited to, the same Interest Payment Dates, rate of interest, stated maturity and repurchase and redemption provisions (if any). A beneficial interest in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository (with respect to interests of its participants) and its participants (with respect to interests of persons other than its participants).

     Unless the applicable Pricing Supplement provides otherwise, the price at which each Note will be issued (the "Issue Price") will be 100% of the principal amount of the Note. Notes will not be issued as discounted securities, at prices below stated principal amounts, or having an original issue discount for U.S. federal income tax purposes, unless the applicable Pricing Supplement so provides and, if applicable, describes potential U.S. federal income tax consequences.

     The Pricing Supplement relating to a Note will set forth, among other things, the following terms: (i) the date on which such Note will be issued;
(ii) the Issue Price; (iii) the stated maturity date of such Note; (iv) the rate per annum at which such Note will bear interest; (v) the Interest Payment Dates for such Note; (vi) whether the holder of such Note will have the Survivor's Option; (vii) whether and the terms on which such Note will be subject to redemption by the Company prior to its stated maturity; and
(viii) any other terms not inconsistent with the provisions of the Indenture.

Interest

     Each Note will bear interest from the date of issue at the fixed rate per annum specified therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable either monthly, quarterly or semi-annually on each Interest Payment Date and at Maturity. Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, interest payable at Maturity will be payable to the person to whom principal shall be payable. Unless otherwise indicated in the applicable Pricing Supplement, interest will be paid in arrears and shall be the amount of interest accrued to, but excluding, the Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     The Interest Payment Dates for a Note that provides for monthly interest payments shall be the fifteenth day of each calendar month; provided, however, that in the case of a Note issued between the first and fifteenth day of a calendar month, interest otherwise payable on the fifteenth day of such calendar month will be payable on the fifteenth day of the next succeeding calendar month. In the case of a Note that provides for quarterly interest payments, the Interest Payment Dates shall be the fifteenth day of each of the months specified in the Pricing Supplement, commencing on the day that is three months from (i) the day on which such
Note is issued, if such Note is issued on the fifteenth day of a calendar month, or (ii) the fifteenth day of the calendar month immediately preceding the calendar month in which such Note is issued, if such Note is issued prior to the fifteenth day of a calendar month, or (iii) the fifteenth day of the calendar month in which such Note is issued, if such Note is issued after the fifteenth day of a calendar month. In the case of a Note that provides for semi-annual interest payments, the Interest Payment Dates shall be the fifteenth day of each of the months specified in the Pricing Supplement, commencing on the day that is six months from (i) the day on which such Note is issued, if such Note is issued on the fifteenth day of a calendar month,
(ii) the fifteenth day of the calendar month immediately preceding the calendar month in which such Note is issued, if such Note is issued prior to the fifteenth day of a calendar month, or (iii) the fifteenth day of the calendar month in which such Note is issued, if such Note is issued after the fifteenth day of a calendar month. The Regular Record Date with respect to any Interest Payment Date (other than at Maturity) shall be the first day (whether or not a Business Day) of the calendar month in which such Interest Payment Date occurs, and, in the case of interest payable at Maturity, the Regular Record Date shall be the date of Maturity.

     Interest on the Notes that is not punctually paid or duly provided for on any Interest Payment Date ("defaulted interest") shall cease to be payable to the Holder thereof on the relevant Regular Record Date and may be paid by the Company to Holders of Notes (i) at the close of business on a Special Record Date for the payment of such defaulted interest fixed by the Trustee and not more than 15 nor less than 10 days prior to the date of the proposed payment, provided that the Company shall have notified the Trustee in writing of the amount of such defaulted interest, deposited with the Trustee funds equal to the amount of the proposed payment or made arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, or (ii) in such other lawful manner which is not inconsistent with the requirements of any securities exchange on which the Notes are listed for trading.

Redemption

     A Note is not subject to redemption at the option of the Company prior to the date, if any, fixed at the time of sale and designated as the "Initial Redemption Date" on the face of such Note and in the applicable Pricing Supplement hereto. If no Initial Redemption Date is indicated with respect to a Note, such Note is not subject to redemption at the option of the Company prior to Stated Maturity. If so specified in the applicable Pricing Supplement, on and after the Initial Redemption Date, the related Note will be redeemable in whole or in part in increments of $1,000, at the option of the Company, at redemption prices declining from a specified premium, if any, to par, together with accrued interest to the date of redemption, on notice given by the Company not more than 60 nor less than 30 days prior to the date of redemption. If less than all of the Notes of like tenor and terms are to be redeemed, the Notes to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. Notwithstanding the foregoing however, the Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation. The Notes will not have a sinking fund. See "Purchase of Notes Upon Change in Control" and "Repayment Upon Death."

     With respect to Notes redeemable at the option of the Company, the applicable Pricing Supplement will specify whether the Company would be prohibited from redeeming such Note as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an effective interest cost to the Company of less than the effective interest cost to the Company of such Note.

Purchase of Notes Upon Change in Control

     In the event of any Change in Control (as defined below) each Holder of a Note will have the right, at such Holder's option, subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any part of such Holder's Note on a date selected by the Company that is no earlier than 60 days nor later than 90 days (the "Change in Control Purchase Date") after the mailing of written notice by the Company of the occurrence of such Change in Control at a repurchase price payable in cash equal to 101% of the principal amount of such Notes plus accrued interest to the Change in Control Purchase Date (the "Change in Control Purchase Price").

     Within 30 days after the Change in Control, the Company is obligated to mail to each Holder of a Note a notice regarding the Change in Control, which notice shall state, among other things: (i) that a Change in Control has occurred and that each such Holder has the right to require the Company to repurchase all or any part of such Holder's Notes at the Change in Control Purchase Price; (ii) the Change in Control Purchase Price; (iii) the Change in Control Purchase Date, (iv) the name and address of the Paying Agent and
(v) the procedures that Holders must follow to cause the Notes to be repurchased.

     To exercise this right, a Holder must deliver a Change in Control Purchase Notice to the Paying Agent at its office in The City of New York, or any other office of the Paying Agent maintained for such purposes, not later than 30 days prior to the Change in Control Purchase Date. The Change in Control Purchase Notice shall state (i) the portion of the principal amount of any Notes to be repurchased, which must be $1,000 or an integral multiple thereof, (ii) that such Notes are to be repurchased by the Company pursuant to the applicable change-in-control provisions of the Indenture, and
(iii) unless the Notes are represented by one or more Global Notes, the certificate numbers of the Notes to be repurchased.

     Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent not later than three Business Days prior to the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the Notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

     If a Note is represented by a Global Note, the Depository or its nominee will be the holder of such Note and therefore will be the only entity that can require the Company to repurchase Notes upon a Change in Control.
To obtain repayment with respect to such Note upon a Change in Control, the beneficial owner of such Note must provide to the broker or other entity through which it holds the beneficial interest in such Note (i) a Change in Control Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States and (ii) instructions to such broker or other entity to notify the Depository of such beneficial owner's desire to cause the Company to repurchase such Notes. Such broker or other entity will provide to the Paying Agent (i) a Change in Control Purchase Notice received from such beneficial owner and (ii) a certificate satisfactory to the Paying Agent from such broker or other entity that it represents such beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives upon the repurchase of such Notes by the Company.

     Payment of the Change in Control Purchase Price for a Note in certificated form (a "Certificated Note") for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Note (together with necessary endorsements) to the Paying Agent at its office in The City of New York, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for such Note will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such Note.

     If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of a Note on the Business Day following the Change in Control Purchase Date for such Note, then, on and after such date, interest on such Note will cease to accrue, whether or not such Note is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the Note).

     Under the Indenture, a "Change in Control" means an event or series of events by which (i) CMS Energy ceases to beneficially own, directly or indirectly, at least 80% of the total voting power of all classes of Capital Stock then outstanding of Consumers (whether arising from issuance of securities of the Company or Consumers, any direct or indirect transfer of securities by CMS Energy or Consumers, any merger, consolidation, liquidation or dissolution of CMS Energy or Consumers or otherwise); or (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the Voting Stock of CMS Energy; or (iii) CMS Energy consolidates with or merges into another corporation or directly or indirectly conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into CMS Energy, in either event pursuant to a transaction in which the outstanding Voting Stock of CMS Energy is changed into or exchanged for cash, securities, or other property, other than any such transaction where (A) the outstanding Voting Stock of CMS Energy is changed into or exchanged for Voting Stock of the surviving corporation and (B) the holders of the Voting Stock of CMS Energy immediately prior to such transaction retain, directly or indirectly, substantially proportionate ownership of the Voting Stock of the surviving corporation immediately after such transaction.

     The Indenture requires CMS Energy to comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by CMS Energy to purchase Notes at the option of Holders upon a Change in Control. The Change in Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of CMS Energy and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of its common stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a customary term contained in similar debt offerings and the terms of such feature result from negotiations between CMS Energy and the Agents. Management has no present intention to propose any anti-takeover measures although it is possible that CMS Energy could decide to do so in the future.

     No Note may be repurchased by the Company as a result of a Change of Control if there has occurred and is continuing an Event of Default described under "Events of Default; Notice and Waiver" below (other than a default in the payment of the Change in Control Purchase Price with respect to the Notes). In addition, the Company's ability to purchase Notes may be limited by its financial resources and its inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements.

Repayment Upon Death

     The Pricing Supplement relating to any Note will indicate whether the holder of such Note will have the Survivor's Option. SEE THE PRICING SUPPLEMENT TO DETERMINE WHETHER THE SURVIVOR'S OPTION APPLIES TO ANY PARTICULAR NOTE.

     Pursuant to exercise of the Survivor's Option, if applicable, the Company will repay any Note (or portion thereof) properly tendered for repayment by or on behalf of the person (the "Representative") that has authority to act on behalf of the deceased owner of the beneficial interest in such Note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of such deceased beneficial owner) at a price equal to 100% of the principal amount of the beneficial interest of the deceased owner in such Note plus accrued interest to the date of such repayment, subject to the following limitations. The Company may, in its sole discretion, limit the aggregate principal amount of Notes as to which exercises of the Survivor's Option will be accepted in any calendar year (the "Annual Put Limitation") to one percent (1%) of the outstanding principal amount of the Notes as of the end of the most recent fiscal year, but not less than $500,000 in any such calendar year, or such greater amount as the Company in its sole discretion may determine for any calendar year, and may limit to $100,000, or such greater amount as the Company in its sole discretion may determine for any calendar year, the aggregate principal amount of Notes (or portions thereof) as to which exercise of the Survivor's Option will be accepted in such calendar year with respect to any individual deceased owner of beneficial interests in such Notes (the "Individual Put Limitation"). Moreover, the Company will not make principal repayments pursuant to exercise of the Survivor's Option in amounts that are less than $1,000, and, in the event that the limitations described in the preceding sentence would result in the partial repayment of any Note, the principal amount of such Note remaining outstanding after repayment must be at least $1,000 (the minimum authorized denomination of the Notes). Any Note (or portion thereof) tendered pursuant to exercise of the Survivor's Option may be withdrawn by a written request by the Representative of the deceased owner received by the Trustee prior to its repayment.

     Each Note (or portion thereof) that is tendered pursuant to valid exercise of the Survivor's Option will be accepted promptly in the order all such Notes are tendered, except for any Note (or portion thereof) the acceptance of which would contravene (i) the Annual Put Limitation, if applied, or (ii) the Individual Put Limitation, if applied, with respect to the relevant individual deceased owner of beneficial interests therein. If, as of the end of any calendar year, the aggregate principal amount of Notes (or portions thereof) that have been accepted pursuant to exercise of the Survivor's Option for such year, has not exceeded the Annual Put Limitation, if applied, for such year, any exercise(s) of the Survivor's Option with respect to Notes (or portions thereof) not accepted during such calendar year because such acceptance would have contravened the Individual Put Limitation, if applied, with respect to an individual deceased owner of beneficial interests therein will be accepted in the order all such Notes (or portions thereof) were tendered, to the extent that any such exercise would not exceed the Annual Put Limitation for such calendar year. Any Note (or portion thereof) accepted for repayment pursuant to exercise of the Survivor's Option will be repaid no later than the first Interest Payment Date that occurs 20 or more calendar days after the date of such acceptance. Each Note (or any portion thereof) tendered for repayment that is not accepted in any calendar year due to the application of the Annual Put Limitation will be deemed to be tendered in the following calendar year in the order in which all such Notes (or portions thereof) were originally tendered, unless any such Note (or portion thereof) is withdrawn by the Representative for the deceased owner prior to its repayment. In the event that a Note (or any portion thereof) tendered for repayment pursuant to valid exercise of the Survivor's Option is not accepted, the Trustee will deliver a notice by first-class mail to the registered Holder thereof at its last known address as indicated in the Security Register that states the reasons such Note (or portion thereof) has not been accepted for repayment.

     Subject to the foregoing, in order for a Survivor's Option to be validly exercised with respect to any Note (or portion thereof), the Trustee must receive from the Representative of the deceased owner (i) a written request for repayment signed by the Representative, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States, (ii) if such Note is not represented by a Global Note as described below, tender of the Note (or portion thereof) to be repaid, (iii) appropriate evidence satisfactory to the Company and the Trustee that (A) the Representative has authority to act on behalf of the deceased beneficial owner, (B) the death of such beneficial owner has occurred and (C) the deceased was the owner of a beneficial interest in such Note at the time of death, (iv) if applicable, a properly executed assignment or endorsement, and (v) if the beneficial interest in such Note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the Trustee from such nominee attesting to the deceased's ownership of a beneficial interest in such Note. All questions as to the eligibility or validity of any exercise of the Survivor's Option will be determined by the Company, in its sole discretion, which determinations will be final and binding on all parties.

     If a Note is represented by a Global Note, the Depository or its nominee will be the Holder of such Note and therefore will be the only entity that can exercise the Survivor's Option for such Note. To obtain repayment pursuant to exercise of the Survivor's Option with respect to such Note, the Representative must provide to the broker or other entity through which the beneficial interest in such Note is held by the deceased owner (i) the documents described in clauses (i) and (iii) of the preceding paragraph and
(ii) instructions to such broker or other entity to notify the Depository of such Representative's desire to obtain repayment pursuant to exercise of the Survivor's Option. Such broker or other entity will provide to the Trustee
(i) the documents received from the Representative referred to in clause (i) of the preceding sentence and (ii) a certificate satisfactory to the Trustee from such broker or other entity stating that it represents the deceased beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives pursuant to exercise of the Survivor's Option to the appropriate Representative. See "Book-Entry System".

     A Representative may obtain the forms used to exercise the Survivor's Option from The Chase Manhattan Bank (National Association), the Trustee, at 4 Chase MetroTech Center, Brooklyn, New York 11245, Attention: Corporate Trust Administration Division, during normal business hours.

Payment and Paying Agents

     Payments of principal, premium, if any, and interest on Notes represented by a Global Note will be made to the Depository through such Paying Agent or Paying Agents in The City of New York as the Company may designate from time to time or by wire transfer to the Depository. See "Book-Entry System." Payments of principal, premium, if any, and interest on Certificated Notes will be made upon surrender of such Notes at the office of such Paying Agent or Paying Agents in The City of New York as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

     The principal corporate trust office of The Chase Manhattan Bank (National Association), located at 4 Chase MetroTech Center, Brooklyn,
New York 11245, has been designated as the Company's sole Paying Agent for payments with respect to the Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Notes.

Book-Entry System

     The Notes will be issued initially in the form of one or more Global Notes that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), which will act as securities depository for the Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). DTC and any other depository which may replace DTC as depository for the Notes are sometimes referred to herein as the "Depository."

     Upon issuance, all Notes having the same issue date, interest rate, redemption provisions, provisions for repurchase at the option of the Holder, stated maturity and other provisions will be represented by one or more Global Notes. Except under the limited circumstances described below, Notes represented by Global Notes will not be exchangeable for Certificated Notes.

     So long as the Depository, or its nominee, is the registered owner of a Global Note, such Depository or such nominee, as the case may be, will be considered the sole registered holder of the individual Notes represented by such Global Note for all purposes under the Indenture. Payments of principal of and premium, if any, and any interest on individual Notes represented by a Global Note will be made to the Depository or its nominee, as the case may be, as the registered holder of such Global Note. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have any of the individual Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Note and will not be considered the registered holder thereof under the Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto as described in this Prospectus.


     The following is based upon information furnished by DTC:

              DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the NASD.
     Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

              Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for one or more Notes is discontinued.

              To facilitate subsequent transfers, all Global Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

              Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

              Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

              Neither DTC nor Cede & Co. will consent or vote with respect to Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

              Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participant and not of DTC, any Agents, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

              DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving 90 days' notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered in exchange for the Notes represented by the Global Notes held by the DTC. See "Certificated Notes."

              In addition, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Certificated Notes will be printed and delivered in exchange for the Notes represented by the Global Notes held by DTC. See "Certificated Notes."

     The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. The Company believes such information to be reliable, but the Company takes no responsibility for the accuracy thereof.

     None of the Company, the Agents, the Trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Certificated Notes

     If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company by the earlier of (i) 90 days from the date the Company receives notice to the effect that the Depository is unwilling or unable to act, or the Company determines that the Depository is unable to act or (ii) the effectiveness of the Depository's resignation or failure to fulfill its duties as Depository, the Company will issue Certificated Notes in exchange for the Notes represented by the Global Notes held by the Depository. In addition, the Company may at any time and in its sole discretion determine not to have Notes represented by a Global Note and, in such event, will issue individual Certificated Notes in exchange for the Notes represented by the Global Note. In either instance, the owner of a beneficial interest in a Note represented by a Global Note will be entitled to have such Note registered in its name and will be entitled to physical delivery of such Note in certificated form. Individual Certificated Notes so issued will be issued in fully registered form, without coupons, in one or more authorized denominations as described above under "General."

     Certificated Notes will be exchangeable for other Certificated Notes of any authorized denominations and of a like aggregate principal amount and tenor.

     Certificated Notes may be presented for exchange as provided above, and may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the office of The Chase Manhattan Bank (National Association), the Trustee, in The City of
New York, (the "Security Registrar") or at the office of any other transfer agent designated by the Company for such purpose with respect to the Notes and referred to in the applicable Pricing Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such other transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a Pricing Supplement refers to any transfer agents (in addition to the Security Registrar) designated by the Company with respect to the Notes, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Notes. The Company may at any time designate additional transfer agents with respect to the Notes.

     The Company will not be required to (i) issue, register the transfer of or exchange Certificated Notes during a period beginning at the opening of business 15 days before the selection of Notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any Certificated Note, or portion thereof, called for redemption, except the unredeemed portion of any Certificated Note being redeemed in part.

     If a Certificated Note is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office or agency of the Trustee in The City of New York upon payment by the Holder of such expenses as may be incurred by the Company and the Trustee in connection therewith and the furnishing of such evidence and indemnity as the Company and the Trustee may require. Mutilated Notes must be surrendered before new Notes will be issued.

Certain Restrictive Covenants

     The Indenture contains, among others, the covenants described below. Certain capitalized terms used below are defined herein under the heading "Certain Definitions."

     Limitation on Consolidated Indebtedness. The Indenture provides that so long as any of the Notes are Outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, issue, create, assume, guarantee, incur or otherwise become liable for (collectively, "issue"), directly or indirectly, any Indebtedness unless (a) the Consolidated Coverage Ratio of the Company and its Consolidated Subsidiaries for the four consecutive fiscal quarters immediately preceding the issuance of such Indebtedness (as shown by a pro forma consolidated income statement of the Company and its Consolidated Subsidiaries for the four most recent fiscal quarters ending at least 30 days prior to the issuance of such Indebtedness after giving effect to (i) the issuance of such Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if such Indebtedness was issued at the beginning of the period, (ii) the issuance and retirement of any other Indebtedness since the first day of the period as if such Indebtedness was issued or retired at the beginning of the period and
(iii) the acquisition of any company or business acquired by the Company or any Subsidiary of the Company since the first day of the period (including giving effect to the pro forma historical earnings of such company or business), including any acquisition which will be consummated contemporaneously with the issuance of such Indebtedness, as if in each case such acquisition occurred at the beginning of the period) exceeds a ratio of
1.6 to 1.0 and (b) immediately after giving effect to the issuance of such Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness, the Consolidated Leverage Ratio shall not exceed a ratio of 0.75 to 1.0.

     The foregoing limitation is subject to exceptions for certain revolving Indebtedness to banks provided that the aggregate outstanding principal amount of such revolving Indebtedness shall not exceed $450,000,000, Indebtedness outstanding on the date of the original Indenture, certain refinancings and Indebtedness of the Company to a Subsidiary or by a Subsidiary to the Company.

     Limitation upon Restricted Payments. The Indenture provides that, so long as any of the Notes are Outstanding and are rated below BBB-by Standard & Poor's or by Duff & Phelps, the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to, (i) declare or pay any dividend or make any distribution on the Capital Stock of the Company to the direct or indirect holders of the Company's Capital Stock (except dividends or distributions payable solely in Non-Convertible Capital Stock of the Company or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary) or (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company (any such dividend, distribution, purchase, redemption, repurchase, other acquisition or retirement, being hereinafter referred to as a "Restricted Payment") if at any time the Company or such Subsidiary makes such Restricted Payment:
(1) an Event of Default, or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments made since September 30, 1993, would exceed the sum of: (a) $120,000,000 plus 100% of Consolidated Net Income from September 30, 1993 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and (b) the aggregate Net Proceeds received by the Company from the issue or sale of or contribution with respect to its Capital Stock after September 30, 1993.

     The foregoing provisions will not prohibit: (i) dividends or other distributions paid in respect of any class of Capital Stock issued by the Company in connection with the acquisition of any business or assets by the Company or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of such business or assets; (ii) any purchase or redemption of Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock); (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; or (iv) payments pursuant to the Tax Sharing Agreement.

     Limitations on Certain Liens. The Indenture provides that so long as any of the Notes are outstanding, the Company shall not create, incur, assume or suffer to exist any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind intended to or having the effect of conferring upon a creditor of the Company or any Subsidiary of the Company a preferential interest upon or with respect to the Capital Stock of Consumers, Enterprises or CMS NOMECO Oil & Gas Co. ("NOMECO") without making effective provision whereby the Notes shall be (so long as such creditor shall be so secured) equally and ratably secured. The foregoing does not apply to (a) Liens securing Indebtedness of the Company, provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all of the secured Indebtedness of the Company shall not exceed 10% of Consolidated Assets on such date or (b) certain liens for taxes, pledges to secure workman's compensation, other statutory obligations and certain support obligations not to exceed $30 million at any one time outstanding, certain materialmen's, mechanic's and similar liens and certain purchase money liens.

     The foregoing limitations regarding Consolidated Indebtedness, Restricted Payments and Liens do not apply to Consumers, the Company's largest Subsidiary. In addition, they do not currently limit transactions by any of the Company's other Subsidiaries because none of such Subsidiaries would currently fall under the definition of Restricted Subsidiaries.

     Limitation on Transactions with Affiliates. The Indenture provides that so long as any of the Notes are Outstanding, the Company may not, directly or indirectly, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with an Affiliate unless the terms of such business, transaction or series of transactions are as favorable to the Company as terms that could be obtainable at the time for a comparable transaction or series of related transactions in arm's-length dealings with an unrelated third person. This covenant shall not apply to
(i) any compensation paid to officers and directors of the Company which has been approved by the Board of Directors of the Company or (ii) loans to the Company or an Affiliate pursuant to a global cash management program, which loans mature within one year from the date thereof.

     Limitation on Consolidation, Merger, Sale or Conveyance. The Indenture provides that so long as any of the Notes are Outstanding the Company shall not consolidate with or merge into any other person or sell, lease or convey its property as an entirety or substantially as an entirety unless, upon any such consolidation, merger, sale, lease or conveyance, and after giving effect thereto, (i) the person formed by such consolidation or into which the Company shall have been merged or which shall have acquired such property (the "Continuing Entity") shall be a corporation and shall have expressly assumed all of the Company's obligations under the Notes and the Indenture,
(ii) no Event of Default, or an event that, with the lapse of time or the giving of notice or both, would become an Event of Default under the Indenture shall have happened and be continuing, (iii) the Consolidated Net Worth of the Continuing Entity shall be at least equal to the Consolidated Net Worth of the Company immediately prior to the transaction and (iv) the Continuing Entity would be entitled to incur at least $1 of additional Indebtedness (other than revolving Indebtedness to banks) without violating the restriction set forth in "-- Limitations on Consolidated Indebtedness" above.

Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made thereto for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Amortization Expense" means, for any period, amounts recognized during such period as amortization of capital leases, depletion, nuclear fuel, goodwill and assets classified as intangible assets in accordance with generally accepted accounting principles.

     "Capital Lease Obligations" of a person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

     "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) corporate stock, including any Preferred Stock.

     "Consolidated Assets" means, at any date of determination, the aggregate assets of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Capital" means, at any date of determination, the sum of
(a) Consolidated Indebtedness, (b) consolidated equity of the common stockholders of the Company and the Consolidated Subsidiaries,
(c) consolidated equity of the preference stockholders of the Company and the Consolidated Subsidiaries and (d) consolidated equity of the preferred stockholders of the Company and the Consolidated Subsidiaries, in each case, determined at such date in accordance with generally accepted accounting principles.

     "Consolidated Coverage Ratio" with respect to any period means the ratio of (i) the aggregate amount of Operating Cash Flow for such period to
(ii) the aggregate amount of Consolidated Interest Expense for such period.

     "Consolidated Indebtedness" means, without duplication, at any date of determination, the sum of the aggregate Indebtedness of the Company plus the aggregate debt (as such term is construed in accordance with generally accepted accounting principles) of the Consolidated Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the total interest expense in respect of Indebtedness of the Company and its Consolidated Subsidiaries, including, without duplication, (i) interest expense attributable to capital leases, (ii) amortization of debt discount,
(iii) capitalized interest, (iv) cash and noncash interest payments,
(v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of discount) and
(vii) interest expense in respect of obligations of other persons deemed to be Indebtedness of the Company or any Consolidated Subsidiaries under clause
(v) or (vi) of the definition of Indebtedness, provided, however, that Consolidated Interest Expense shall exclude any costs otherwise included in interest expense recognized on early retirement of debt.

     "Consolidated Leverage Ratio" means, at any date of determination, the ratio of Consolidated Indebtedness to Consolidated Capital.

     "Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Consolidated Net Income:
(i) any net income of any person if such person is not a Subsidiary, except that (A) the Company's equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Consolidated Subsidiary as a dividend or other distribution and
(B) the Company's equity in a net loss of any such person for such period shall be included in determining such Consolidated Net Income; (ii) any net income of any person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; and (iii) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its Consolidated Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person.

     "Consolidated Net Worth" of any person means the total of the amounts shown on the consolidated balance sheet of such person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of any date selected by such person not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (i) the par or state value of all outstanding Capital Stock plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

     "Consolidated Subsidiary" means, any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Company in accordance with generally accepted accounting principles.

     "Exchangeable Stock" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

     "Indebtedness" of any person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all Capital Lease Obligations of such person; (iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such person for the reimbursement of any obligor or any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through
(iv) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of the other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

     "Lien" means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind.

     "Net Proceeds" means, with respect to any issuance or sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash received by the Company, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, provided, however, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $25 million, the value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions.

     "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     "Operating Cash Flow" means for any period, with respect to the Company and its Consolidated Subsidiaries, the aggregate amount of Consolidated Net Income after adding thereto Consolidated Interest Expense (adjusted to include costs recognized on early retirement of debt), income taxes, depreciation expense, Amortization Expense, any noncash amortization of debt issuance costs, any nonrecurring, noncash charges to earnings and any negative accretion recognition.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the Maturity of any Outstanding Notes or is redeemable at the option of the holder thereof at any time prior to the first anniversary of the Maturity of any Outstanding Notes.

     "Restricted Subsidiary" means any Subsidiary (other than Consumers and its subsidiaries) of the Company which at the time of determination had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 10% of the total Consolidated Assets of the Company and its Consolidated Subsidiaries and any other Subsidiary which from time to time is designated a Restricted Subsidiary by the Board of Directors of the Company, provided that no Subsidiary may be designated a Restricted Subsidiary if, immediately after giving effect thereto, an Event of Default, or an event that, with the lapse of time or the giving of notice or both, would constitute an Event of Default, would exist or the Company and its Restricted Subsidiaries could not incur at least $1 of additional Indebtedness under the restriction set forth under "-- Limitations on Consolidated Indebtedness" above and (i) any such Subsidiary so designated as a Restricted Subsidiary must be organized under the laws of the United States or any state thereof; (ii) more than 80% of the Voting Stock of such Subsidiary must be owned of record and beneficially by the Company or a Restricted Subsidiary; (iii) such Restricted Subsidiary must be a Consolidated Subsidiary; and (iv) such Subsidiary must not therefore have been designated as a Restricted Subsidiary.

     "Subsidiary" means any corporation of which more than 50% of the outstanding Voting Stock is at the time directly or indirectly owned by the parent company and/or one or more companies which are themselves subsidiaries of such parent company. "Subsidiary" means a subsidiary of the Company.

     "Tax Sharing Agreement" means the Agreement for the Allocation of Income Tax Liabilities and Benefits, dated as of January 1, 1990, as amended or supplemented from time to time, by and among the Company, each of the members of the Consolidated Group (as defined therein), and each of the corporations that become members of the Consolidated Group.

     "Voting Stock" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

Events of Default

     The following will be Events of Default under the Indenture with respect to the Notes: (a) default in the payment of interest upon any Note when such interest becomes due and payable and continuance of such default for 30 days; (b) default in the payment of all or any part of the principal of (or premium, if any, on) any Note when it becomes due and payable at its Maturity; (c) default in the performance of any covenants of the Company in the Indenture, continued for 60 days after written notice as provided in the Indenture; (d) a default or event of default in respect of any Indebtedness of the Company shall occur which results in the acceleration of $25,000,000 or more of the principal amount of such Indebtedness or Indebtedness of the Company in excess of $25,000,000 shall not be paid at maturity thereof, which default shall not have been waived by the holder or holders of such Indebtedness within 30 days of such default; (e) entry of final judgments against the Company aggregating in excess of $25,000,000 which remain undischarged or unbonded for a period (during which execution shall not be effectively stayed) of 60 days; (f) certain events in bankruptcy, insolvency or reorganization involving the Company. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Notes, unless such Holders shall have offered to the Trustee reasonable indemnity.

     If an Event of Default with respect to the Notes shall occur and be continuing, (i) either the Trustee or the Holders of at least a majority in aggregate principal amount of the Outstanding Notes may accelerate the maturity of the Outstanding Notes and (ii) the Holders of not less than a majority of the aggregate outstanding principal amount of the Outstanding Notes, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided, however, that after any such acceleration, but before a judgment or decree for payment of the money due has been obtained, the Holders of not less than a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration and its consequences if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification of the Indenture."

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of or interest on such Note on or after the respective due dates expressed in such Note.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

Modification of the Indenture

     Modification and amendment of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal or interest on, any Outstanding Security, or reduce the principal amount thereof or rate of interest thereon, or change the Redemption Price applicable to any Security; (b) change the place or currency of payment of principal of or premium, if any, or interest on any Security; (c) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity (or in the case of redemption or repayment at the option of the Holder, on or after the Redemption Date or Repayment Date) thereof;
(d) reduce the above-stated percentage of Outstanding Securities necessary to modify or amend the Indenture or the consent of whose Holders is required for any waiver or reduce the percentage required for quorum or voting; or
(e) modify the foregoing requirements. The Holders of at least a majority in aggregate principal amount of the Outstanding Securities of a series may waive past defaults with respect to such series except payment defaults and the Holders of at least a majority in aggregate principal amount of all Outstanding Securities may waive compliance by the Company with certain covenants.

     Modification and amendment of the Indenture may be made by the Company and the Trustee without the consent of any Holder, for any of the following purposes: (a) to evidence the succession of another corporation to the Company; (b) to add to the covenants of the Company for the benefit of the Holders of all or any series of Securities; (c) to add additional Events of Default for the benefit of the Holders of all or any series of Securities;
(d) to change any provision of the Indenture to facilitate the issuance of Securities in bearer form; (e) to change or eliminate any provision of the Indenture, provided no Security Outstanding of any series is entitled to the benefit of such provision; (f) to secure the Securities; (g) to establish the form or terms of Securities; (h) to provide for the acceptance of appointment by a successor Trustee; (i) to cure any ambiguity, defect or inconsistency in the Indenture provided such action does not adversely affect the interests of Holders of Securities or (j) to supplement provisions of the Indenture to permit or facilitate the defeasance or discharge of a series of Securities provided that such action shall not adversely affect the interests of Holders of Securities of such Series.

Defeasance, Covenant Defeasance and Discharge

     The Indenture provides that the Company may elect (A) to defease and be discharged from all of its obligations with respect to the Securities or any series thereof (except for the obligations to register the transfer or exchange of such Securities, to replace temporary or mutilated, destroyed, lost or stolen Securities, to maintain an office or agency in respect of such Securities, to hold monies for repayment in trust and certain other obligations), and that the provisions of the Indenture will no longer be in effect with respect to such Securities (except as aforesaid) ("defeasance") or (B) to be released from its covenants set forth in the Indenture with respect to, among other things, limitation on Consolidated Indebtedness, limitation on Restricted Payments, limitation on transactions with Affiliates, limitation on Liens, limitation on consolidation, merger, sale or conveyance, repurchase obligations on Change in Control, ("covenant defeasance") with respect to such Securities, upon in the case of (A) or (B) the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which, without any reinvestment, but through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on the Notes on the scheduled due dates therefor. Such a trust may only be established, if, among other things, (x) such defeasance or covenant defeasance will not result (whether immediately or with notice or lapse of time or both) in a breach or violation of, or constitute a default under, any material agreement to which the Company is party or by which it is bound and (y) the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause
(A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture.

     In the event the Company exercises its option to effect a covenant defeasance with respect to the Securities of any series as described in the preceding paragraph and such Securities of such series are declared due and payable because of the occurrence of any Event of Default (other than an Event of Default caused by failure to comply with the covenants that are defeased), and the amount of money and U.S. Government Obligations on deposit with the Trustee would be insufficient to pay amounts due on the Securities of such series at the time of the acceleration resulting from such Event of Default, the Company will remain liable for such payments.

     The Company may obtain a discharge of the Indenture with respect to all Securities then Outstanding (except for certain obligations to register the transfer or exchange of such Securities, to replace temporary or mutilated, destroyed, lost or stolen Securities, to maintain an office or agency in respect of such Securities, to hold monies for repayment in trust and certain other obligations) when all Securities theretofore authenticated and delivered have, with certain exceptions, been delivered to the Trustee for cancellation or by irrevocably depositing in trust with the Trustee money, and/or U.S. Government Obligations which, without any reinvestment but through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay all the principal of (and premium, if any) and interest on the Securities on the Stated Maturities or redemption dates thereof, provided that such Securities are by their terms due and payable, or are to be called for redemption, within one year and the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such Securities will not recognize income, gain or loss for federal income tax purposes as a result of such discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such discharge had not occurred.

The Trustee Under the Indenture

     The Chase Manhattan Bank (National Association) is the Trustee under the Indenture. The Company maintains banking and borrowing relations with The Chase Manhattan Bank (National Association).


                           PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in a distribution agreement (the "Distribution Agreement") among the Company and the Agents, offers to purchase the Notes are being solicited from time to time by the Agents on behalf of the Company, and the Notes may be offered on a continuous basis by the Company through the Agents. Each Agent has agreed to use its reasonable best efforts to solicit purchases of the Notes. Following such solicitation, the Agents, severally and not jointly, may purchase Notes from the Company, for their own account, from time to time. Notes acquired by any Agent will be offered either directly to the public or to certain dealers that will then reoffer the Notes to the public. Sales by an Agent to any dealer will be made pursuant to an agreement between such Agent and dealer (each a "Dealer Agreement").

     A Pricing Supplement with respect to each offering of Notes by the Company will set forth, among other things, the name of each Agent participating in the distribution of such Notes, the price to public of such Notes and the proceeds to the Company from such sale, any underwriting discounts or commissions and other items constituting Agent's compensation, and any discounts or concessions allowed, reallowed or paid to dealers. After any initial public offering of Notes pursuant to a Pricing Supplement, the price to the public of such Notes, and the related underwriting discount and selling concession, may be changed.

     The Agents have advised the Company that all initial offers by the Agents and by any dealers, unless otherwise set forth in the applicable Pricing Supplement, are proposed to be made at prices equal to 100% of the principal amount of the Notes being sold, less, in the case of an offer by an Agent to a dealer, a price concession not in excess of the amount set forth in the applicable Pricing Supplement. Offers and sales by Agents or dealers subsequent to the initial offering may be at varying prices determined at the time of sale.

     The Notes will not be listed on any securities exchange and will not be traded, when issued, on any other established trading market. Any Agent may make a market in the Notes, but no Agent is obligated to do so. Any market-making so undertaken may be discontinued at any time without notice. There can thus be no assurance that a secondary market for the Notes will exist or as to the liquidity or continuation of any such market. Moreover, the Company reserves the right to withdraw, cancel or modify the offer made hereby at any time without notice, and any such withdrawal, cancellation or modification also may adversely affect the liquidity of the Notes.

     The Distribution Agreement provides, and the terms of each Dealer Agreement will provide, that the obligations of any Agent or dealer to purchase Notes will be subject to certain conditions precedent. The nature of the Agent's obligations under the Distribution Agreement is such that an Agent will be obligated to purchase all of the Notes offered by any Pricing Supplement naming such Agent if any of such Notes are purchased. The Company, or any Agent with respect to itself, may terminate the Distribution Agreement at any time upon written notice.

     The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments that the Agents may be required to make in respect thereof.


                              LEGAL OPINIONS

     Opinions as to the legality of the Notes will be rendered for CMS Energy by Denise M. Sturdy, Assistant General Counsel for CMS Energy. Certain legal matters with respect to the Notes will be passed upon by Reid & Priest LLP, New York, N.Y., counsel for the Agents.


                                  EXPERTS

     The consolidated financial statements and schedules of CMS Energy as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP (formerly Arthur Andersen & Co.), independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited interim consolidated financial information for the periods ended March 31, 1995 and 1994, and June 30, 1995 and 1994 and September 30, 1995 and 1994, incorporated by reference in this Prospectus, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their report on the unaudited interim consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     Future consolidated financial statements of CMS Energy and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this Prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

----------------------------------------      -------------------------
----------------------------------------      -------------------------


    No dealer, salesperson or other
individual has been authorized to give any
information or to make any representations
other than those contained in this
Prospectus or any Pricing Supplement in
connection with the offerings covered by            $125,000,000
this Prospectus and any Pricing
Supplement and, if given or made, such
information or representations must not
be relied upon as having been authorized
by the Company or the Agents.  Neither                CMS ENERGY
this Prospectus nor any Pricing Supplement           CORPORATION
constitutes an offer to sell, or a
solicitation of an offer to buy, the              GENERAL TERM NOTES
securities to which this Prospectus and         (registered trademark),
any Pricing Supplement relate in any
jurisdiction where or to any person to                 SERIES B
whom it is unlawful to make such offer
or solicitation. Neither the delivery of this Prospectus or any Pricing Supplement nor any sale made hereunder shall under any circumstances create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


      ----------------------                     ------------------


               TABLE OF CONTENTS                      PROSPECTUS
                                                    _____________, 1996
                                 Page

Available Information . . . . . . . 2
Incorporation of Certain Documents
  by Reference  . . . . . . . . . . 2                 ------------
Prospectus Summary  . . . . . . . . 4
The Company . . . . . . . . . . . . 8
Use of Proceeds . . . . . . . . . . 8         J.W. Korth & Company
Ratio of Earnings to Fixed
  Charges . . . . . . . . . . . . . 9
Description of General Term Notes
  (registered trademark)  . . . . . 9
Plan of Distribution  . . . . . . .26
Legal Opinions  . . . . . . . . . .27
Experts   . . . . . . . . . . . . .27


------------------------------------------    -------------------------
------------------------------------------    -------------------------

             PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

                                                          Estimated
                                                            Amount

    Filing fee - Securities and Exchange Commission . . .  $ 43,104
    Services of Trustee (including counsel) . . . . . . .    15,000
    Printing  . . . . . . . . . . . . . . . . . . . . . .    15,000
    Rating Agency fee . . . . . . . . . . . . . . . . . .    40,000
    Services of counsel . . . . . . . . . . . . . . . . .    40,000
    Services of independent public accountants,
      Arthur Anderson & Co  . . . . . . . . . . . . . . .    10,000
    Blue Sky fees and expenses  . . . . . . . . . . . . .     6,500
    Miscellaneous . . . . . . . . . . . . . . . . . . . .    15,396
        Total:                                             $185,000

Item 15.  Indemnification of Directors and Officers.

              The following resolution was adopted by the Board of Directors of CMS Energy on May 6, 1987:

              RESOLVED: That effective March 1, 1987 the Corporation shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer, partner, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability, costs, expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person's service or capacity as, or by reason of the fact that the person is or was, a director, officer, partner, trustee, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

CMS Energy's Bylaws provide:

       The Corporation may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

Article VIII of the Articles of Incorporation reads:

              A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except (i) for a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, and
(iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article IX, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

Article IX of the Articles of Incorporation reads:

              Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Corporation. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or hereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Sections 561 through 571 of the Michigan Business Corporation Act provides as follows:

              Sec. 561. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

              Sec. 562. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Indemnification shall not be made for a claim, issue, or matter in which the person has been found liable to the corporation except to the extent authorized in section 564c.

              Sec. 563. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of an action, suit, or proceeding referred to in section 561 or 562, or in defense of a claim, issue, or matter in the action, suit, or proceeding, he or she shall be indemnified against actual and reasonable expenses, including attorneys' fees, incurred by him or her in connection with the action, suit, or proceeding and an action, suit, or proceeding brought to enforce the mandatory indemnification provided in this section.

              Section 564a. (1) An indemnification under section 561 or 562, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in sections 561 and 562 and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall be made in any of the following ways:

              (a) By a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

              (b) If a quorum cannot be obtained under subdivision (a), by majority vote of a committee duly designated by the board and consisting solely of 2 of more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding.

              (c) By independent legal counsel in a written opinion, which counsel shall be selected in 1 of the following ways:

              (i) By the board or its committee in the manner prescribed in subdivision (a) or (b).

              (ii) If a quorum of the board cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision (b), by the board.

              (d) By all independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

              (e) By the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties of the action, suit, or proceeding may not be voted.

              (2) In the designation of a committee under subsection (1)(b) or in the selection of independent legal counsel under subsection (1)(c)(ii), all directors may participate.

              (3) If a person is entitled to indemnification under section 561 or 562 for a portion of expenses, including reasonable attorneys' fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount, the corporation may indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

              Sec. 564b. (1) A corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:

              (a) The person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in sections 561 and 562.

              (b) The person furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

              (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this act.

              (2) The undertaking required by subsection (1)(b) must be an unlimited general obligation of the person but need not be secured.

              (3) Determinations and evaluations of payments under this section shall be made in the manner specified in section 564a.

              Section 564c. A director, officer, employee, or agent of the corporation who is a party or threatened to be made a party to an action, suit, or proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice it considers necessary may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the applicable standard of conduct set forth in sections 561 and 562 or was adjudged liable as described in section 562, but if he or she was adjudged liable, his or her indemnification is limited to reasonable expenses incurred.

              Sec. 565. (1) The indemnification or advancement of expenses provided under sections 561 to 564c is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, bylaws, or a contract agreement. The total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

              (2) The indemnification provided for in sections 561 to 565 continues as to a person who ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, personal representatives, and administrators of the person.

              Sec. 567. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under sections 561 to 565.

              Sec. 569. For purposes of sections 561 to 567, "corporation" includes all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, partner, trustee, employee, or agent of the constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise whether for profit or not shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.

              Sec. 571.  For the purposes of sections 561 to 567:

              (a) "Fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan.

              (b)  "Other enterprises" shall include employee benefit plans.

              (c) "Serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, the director, officer, employee, or agent with respect to an employee benefit plan, its participants, or its beneficiaries.

              (d) A person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the corporation or its shareholders or members" as referred to in sections 561 and 562.

              Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of CMS Energy or of CMS Energy's subsidiaries and CMS Energy's officers and directors are indemnified against such losses by reason of their being or having been directors of officers of another corporation, partnership, joint venture, trust or other enterprise at CMS Energy's request. In addition, CMS Energy has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in sections 561 through 571 of the Michigan Business Corporation Act cited above.

Item 16.  Exhibits.

Exhibit No.

(1)(a)       -  Form of Distribution Agreement.

(3)(a)       -  Restated Articles of Incorporation of CMS Energy.
                (Designated in CMS Energy's Form S-4 dated June 6, 1995, File No. 1-9513, as Exhibit (3)(i).)

(3)(b)       -  Copy of the By-Laws of CMS Energy.  (Designated in
                CMS Energy's Form 10-K for the year ended December 31, 1994, File No. 1-9513, as Exhibit (3)(b).)

(4)(a)(i)    -  Indenture dated as of January 15, 1994 between CMS Energy and The Chase Manhattan Bank National Association, as Trustee, relating to the Notes. (Designated in CMS Energy's Form 8-K dated March 29, 1994, File No. 1-9513, as
                Exhibit (4)(a).)

(4)(a)(ii)   -  First Supplemental Indenture dated as of January 20, 1994 between CMS Energy and The Chase Manhattan Bank, National Association, as Trustee. (Designated in CMS Energy's Form 8-K dated March 29, 1994, File No. 1-9513, as Exhibit (4)(b).)

(4)(a)(iii)  -  Form of Second Supplemental Indenture.

(5)          -  Opinion of Counsel.

(12)         -  Statement regarding computation of ratio of earnings to fixed charges.

(15)         -  Letter regarding unaudited interim financial information.

(23)(a)      -  Consent of Counsel is contained in Exhibit 5 hereto.

(23)(b)      -  Consent of Arthur Andersen LLP.

(24)         -  Powers of Attorney.

(25)         -  Form T-1, Statement of Eligibility of Trustee.

                Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this registration statement.

Item 17.  Undertakings.

              The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (6) That (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                           _____________________

                                SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, and State of Michigan, on the 28th day of February, 1996.

                                    CMS ENERGY CORPORATION



                                    By /s/ A M Wright
                                       -------------------------------------
                                       Alan M. Wright
                                       Senior Vice President and
                                       Chief Financial Officer


              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on the 28th day of February, 1996.

Name

(i) Principal executive officer:

Chairman of the Board
                                               Chief Executive Officer
/s/ William T. McCormick, Jr.                  and Director
-------------------------------------------
  (William T. McCormick, Jr.)



(ii) Principal financial officer:

                                               Senior Vice President
/s/ A M Wright                                 Chief Financial Officer
-------------------------------------------
  (Alan M. Wright)



(iii) Controller or principal accounting officer:

                                               Senior Vice President,
/s/ P. D. Hopper                               Planning and Accounting
-------------------------------------------
  (Preston D. Hopper)

        *                                      Director
---------------------------------
(Victor J. Fryling)


        *                                      Director
---------------------------------
(James J. Duderstadt)


        *                                      Director
---------------------------------
(Kathleen R. Flaherty)


        *                                      Director
---------------------------------
(Earl D. Holton)


        *                                      Director
---------------------------------
(Lois A. Lund)


        *                                      Director
---------------------------------
(Frank H. Merlotti)


        *                                      Director
---------------------------------
(Michael G. Morris)


        *                                      Director
---------------------------------
(William U. Parfet)


        *                                      Director
---------------------------------
(Percy A. Pierre)


        *                                      Director
---------------------------------
(Kenneth Whipple)


        *                                      Director
---------------------------------
(John B. Yasinsky)


*By     /s/ A M Wright
---------------------------------
      Alan M. Wright
      Attorney-in-fact